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                     May 3, 2023

       Scott Klossner
       Chief Financial Officer
       Mercato Partners Acquisition Corporation
       2750 E. Cottonwood Parkway Suite #500
       Cottonwood Heights, UT 84121

                                                        Re: Mercato Partners
Acquisition Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 4, 2023
                                                            File No. 001-41017

       Dear Scott Klossner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology